Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 3 AND WAIVER
TO
PURCHASE AND SALE AGREEMENT

This AMENDMENT NO. 3 AND WAIVER TO PURCHASE AND SALE AGREEMENT, dated as of September 13, 2017 (this “Amendment”), is by and between Stewart & Stevenson LLC (“Seller”) and Kirby Corporation (the “Buyer” and, together with Seller, the “Parties” and, each, a “Party”). Capitalized terms used but not defined herein will have their respective meanings set forth in the Purchase and Sale Agreement, dated as of June 13, 2017, between Seller and Buyer, as amended (the “Purchase Agreement”).

AGREEMENTS

Now, therefore, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.
Schedule Updates.  Buyer agrees to deem the updates to the Schedules delivered by Seller to Buyer on September 6 and 7, 2017 to have been delivered by Seller on or before the 10th Business Day preceding the Closing Date, except for the disclosure of that certain Demand Letter from Patino & Assoc. dated August 2, 2017, which the Parties agree will not be deemed to have been delivered by Seller on or before the 10th Business Day preceding the Closing Date.  Accordingly, the Schedules shall be deemed not to include the disclosure of such Demand Letter for the purposes of the indemnity obligations of Seller pursuant to Section 9.2(a), and subject to the limitations contained in Section 9.4(a), of the Purchase Agreement.  Seller will not be obligated to indemnify Buyer for any Losses arising from the claim asserted in such Demand Letter Losses or any related insurance deductible to the extent such Losses are covered by insurance and Seller will control and have the right to prosecute any coverage dispute with applicable insurers at its own expense.

2.	Waiver of Certain Conditions Precedent. The Parties hereby waive the receipt of the Seller Approvals as conditions precedent to Closing under Section 6.5 and Section 7.4 of the Purchase Agreement.

3.
Certain Insurance Policies.  The Parties agree that the insurance policies held by Seller will not be considered Contributed Assets pursuant to the Drop-Down Agreement.  Instead, the insurance policies will be assigned and conveyed by Seller to Buyer or its designated Affiliate directly at Closing.  The Parties agree that the Drop-Down Agreement executed at Closing will reflect the foregoing.

4.	Benefit Plans. The Parties agree that Section 5.12(f) of the Purchase Agreement is hereby amended to reflect that Benefit Plans sponsored by Seller shall be transferred to Kirby S&S LLC.

5.
Multiemployer Pension Plan Bond.  The Parties agree that post-Closing, as soon as reasonably practicable, Buyer (at no out-of-pocket cost or expense to Buyer) will assist Seller as reasonably requested to secure the return to Seller of its bond relating to its obligations under the Multiemployer Pension Plan, which Buyer will replace at Closing by providing a bond in the amount of $1,099,367 to and for the benefit of the Central Pension Fund of the International Union of Operating Engineers and Participating Employers pursuant to Section 5.12(h) of the Purchase Agreement.

6.	Certain Company Indebtedness.

A.
Colombian Indebtedness. The Parties agree that the Company Indebtedness of Stewart & Stevenson de las Americas Colombia Ltda. (“S&S Colombia”) will not be paid off at the Closing.  Instead, such Company Indebtedness will be treated as a current liability for purposes of calculating the Estimated Working Capital Adjustment. the Net Working Capital and the Working Capital Adjustment,  Additionally, Cash and Cash Equivalents of S&S Colombia (i) will be treated as a current asset for purposes of calculating the Estimated Working Capital Adjustment, the Net Working Capital and the Working Capital Adjustment, but (ii) will be excluded from Cash and Cash Equivalents in part (b) of the definition of Working Capital Adjustment.

B.	Certain Real Property and Related Indebtedness. The Parties agree that:

(i)
the Company Indebtedness of Stewart & Stevenson Acquisition LLC incurred pursuant to that certain Loan Agreement dated as of March 15, 2012 by and between Stewart & Stevenson Acquisition LLC and National Investment Bank (N.A.) N.V., as amended (the “EC Loan Agreement”), will not be paid off at the Closing, but will instead remain outstanding after the Closing;

(ii)
the mortgage Liens securing the real property owned in fee by Stewart & Stevenson Acquisition LLC set forth as items 2, 6, 17, 25, 30 and 31 of Schedule 3.15(a) shall not be terminated and released as of the Closing; and

(iii)	Contemporaneously with the execution and delivery of this Amendment:

(1)	Stewart & Stevenson Acquisition LLC will execute and deliver an amendment and modification of the EC Loan Agreement in the form attached hereto as Exhibit A (the “EC Loan Agreement Amendment”);

(2)	Seller will cause EC Investments N.V. to execute and deliver the EC Loan Agreement Amendment.

(iv)	Accrued interest under the EC Loan Agreement will be treated as a current liability for purposes of calculating the Net Working Capital and the Working Capital Adjustment.

7.
Reimbursement of Certain Costs.  Seller agrees to reimburse Buyer for all reasonable costs incurred by it to release and remove the tax lien in favor of the Louisiana Workforce Commission filed with the Jefferson Parish Recorder of Deeds against EMDSI-Hunt Power, L.L.C. in the amount of approximately $1,800.

8.	Section 5.10. The words “Subject to Section 5.18 with respect to the Rigs,” shall be inserted at the beginning of the first sentence of Section 5.10 of the Purchase Agreement.

9.	Transaction Expenses. In Section 5.5, “on the Closing Date, contemporaneously with the Closing” shall be replaced with “on or promptly after the Closing.”

10.	Miscellaneous.

A.
To the extent the provisions of this Amendment are inconsistent with the terms of the Purchase Agreement, the Amendment will control and the Purchase Agreement will be deemed amended to give full force and effect to the Amendment.

B.	This Amendment will be governed by and construed and enforced in accordance with the Laws of the State of Delaware without regard to principles of conflicts of law.

C.
This Amendment is intended for the benefit of the Parties and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Persons.

D.
This Amendment may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Amendment, to the extent signed and delivered by means of electronic transmission, will be treated as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

E.
The Parties agree that (A) the provisions of this Amendment will be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (B) any such invalid, void or otherwise unenforceable provisions will be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (C) the remaining provisions will remain valid and enforceable to the fullest extent permitted by applicable Law.

F.
Any controversy, claim or dispute of whatever nature arising out of or in connection with this Amendment or the breach, termination, performance or enforceability hereof or out of the relationship created by this Amendment will be finally resolved in accordance with Section 9.8 and Section 9.9 of the Purchase Agreement.

[SIGNATURE PAGE FOLLOWS]

EXECUTION VERSION

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

SELLER:

STEWART & STEVENSON LLC

By:	/s/ Hushang Ansary
Name:	Hushang Ansary
Title:	Executive Chairman

BUYER:

KIRBY CORPORATION

By:	/s/ Joseph H. Pyne
Name:	Joseph H. Pyne
Title:	Chairman of the Board

[Signature Page to Amendment No. 3]

Exhibit A

Form of EC Loan Agreement Amendment